EXHIBIT 21.1

LIST OF SUBSIDIARIES OF DEER VALLEY CORPORATION

1.	Deer Valley Homebuilders, Inc., organized under the laws of Alabama, a wholly-owned subsidiary of Deer Valley Corporation.